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                                  Exhibit 99.2


                          ***FOR IMMEDIATE RELEASE***


        BOSTON LIFE SCIENCES TO USE NEW EQUITY PROCEEDS FOR RESEARCH AND
                   DEVELOPMENT OF T-CELL SWITCH APPLICATIONS


Boston, MA - July 8, 1996 - Boston Life Sciences, Inc. (Nasdaq: BLSI) announced that it expects to use much of the approximately $5 million raised in its recently completed private placement of common stock to support and pursue research and development of a newly-discovered T-cell switch factor called C-MAF, which the Company recently licensed from Harvard University. The majority of the equity was placed with institutional investors.

"The proceeds from this most recent placement increases the net capital raised this year to over $27 million, which will permit us to provide significant sources for this exciting T-cell switch technology without requiring us to limit our commitment or divert funds away from our other development projects", said David Hillson, president and chief executive officer of BLSI. "Although C-MAF is at an early state of development and will require significant time and money before any product is realized, we are gratified at the reaction to our private placement and to have received funds to apply to a new and exciting opportunity."

BLSI is engaged in the research and development of novel treatments for cancer, autoimmune diseases, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include Cartilage-derived Inhibitor (CDI), a natural anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1), a novel central nervous system growth factor; Altropane/(TM)/a radioimaging agent for the diagnosis of Parkinson's Disease; THEREAFECTIN/(R)/ for the treatment of Rheumatoid Arthritis; and a different transcription factor that controls the expression of molecules associated with autoimmune disease.

For additional information contact:

S. David Hillson
President and CEO

212-832-4373

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